Registration No. 333-64607

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN LAND LEASE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1038736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

29399 U.S. Hwy 19 North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

(Address, Including Zip Code, of Principal Executive Offices)

1998 Stock Incentive Plan

(Full Title of Plan)

Randall K. Rowe

Chairman of the Board of Directors and Chief Executive Officer

American Land Lease, Inc.

29399 U.S. Hwy 19 North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With copies to:

Hal M. Brown, Esq.

Jason C. Harmon, Esq.

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

(312) 368-4000

DEREGISTRATION OF SECURITIES

On September 29, 1998, American Land Lease, Inc. (formerly known as Asset Investors Corporation) (the “Company”) filed with the Securities and Exchange Commission a registration statement on Form S-8 (Registration No. 333-64607) (the “Registration Statement”) with respect to 3,000,000 shares of the Company’s common stock, par value $0.01 per share, relating to the 1998 Stock Incentive Plan.

On December 9, 2008, the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership and the Company’s operating partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GCP REIT II, a Maryland real estate investment trust, and GCP Sunshine Acquisition, Inc. (“Purchaser”). Pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). The Merger became effective on March 16, 2009. In connection with the Merger, the Company is filing a Certification and Notice of Termination of Form 15 with respect to the Company’s Common Stock.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on March 16, 2009.

AMERICAN LAND LEASE, INC.,

By:	/s/ Shannon E. Smith
Name: Title:	Shannon E. Smith Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of March 16, 2009.

Signature	Title

/s/ Randall K. Rowe Randall K. Rowe	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer (Principal Executive Officer)

/s/ Shannon E. Smith Shannon E. Smith	Chief Financial Officer (Principal Accounting Officer)

/s/ James R. Goldman James R. Goldman	Director

/s/ David B. Lentz David B. Lentz	Director